Exhibit 99.1

ARES CAPITAL CORPORATION DECLARES
FOURTH QUARTER DIVIDEND OF $0.36 PER SHARE
AND ANNOUNCES SEPTEMBER 30, 2011 FINANCIAL RESULTS

FOURTH QUARTER 2011 DIVIDEND DECLARED

New York, NY — November 8, 2011 — Ares Capital Corporation (“Ares Capital”) (NASDAQ:  ARCC) announced that its Board of Directors has declared a fourth quarter dividend of $0.36 per share, an increase of $0.01 per share over the prior quarter dividend.  The fourth quarter dividend is payable on December 30, 2011 to stockholders of record as of December 15, 2011.

SEPTEMBER 30, 2011 FINANCIAL RESULTS

Ares Capital also announced financial results for its third quarter ended September 30, 2011.

HIGHLIGHTS

Financial

(in millions, except per share data)

	Q3-11		Q3-10
	Total Amount	Per Share(1)	Total Amount	Per Share
Core EPS (excluding professional fees and other costs related to the acquisition of Allied Capital Corporation (the “Allied Acquisition”)(2)(3)		$0.43		$0.38
Net investment income	$98.3	$0.48	$71.2	$0.37
Net realized gains (losses)	$48.8	$0.24	$(0.3)	$(0.00)
Net unrealized gains (losses)	$(106.5)	$(0.52)	$57.5	$0.30
GAAP net income	$40.6	$0.20	$128.4	$0.67

•                  Total fair value of portfolio investments:

•                    September 30, 2011: $4.8 billion (including $0.9 billion acquired in the Allied Acquisition)

•                    September 30, 2010: $4.1 billion (including $1.7 billion acquired in the Allied Acquisition)

•                  Stockholders’ equity:

•                    September 30, 2011: $3.1 billion

•                    September 30, 2010: $2.8 billion

(1) All per share amounts are basic and diluted.

(2) Ares Capital acquired Allied Capital Corporation on April 1, 2010.

(3) Basic and diluted Core EPS (excluding professional fees and other costs related to the Allied Acquisition) is a non-GAAP financial measure. Core EPS (excluding professional fees and other costs related to the Allied Acquisition) is the net per share increase (decrease) in stockholders’ equity resulting from operations less professional fees and other costs related to the Allied Acquisition, realized and unrealized gains and losses, any incentive management fees attributable to such realized and unrealized gains and losses and any income taxes related to such realized gains. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliation of basic and diluted Core EPS (excluding professional fees and other costs related to the Allied Acquisition) to the most directly comparable GAAP financial measure is set forth in Schedule 1 hereto.

•                  Net assets per share:

•                    September 30, 2011: $15.13

•                    September 30, 2010: $14.43

•                  Dividends declared per share:

•                    Third Quarter 2011: $0.35

•                    Third Quarter 2010: $0.35

Portfolio Activity

(dollar amounts in millions)

	Q3-11	Q3-10
Portfolio Activity During the Period:
Gross commitments	$1,429.8	$511.8
Exits of commitments(4)	$971.8	$230.7
Average total investments at fair value	$4,851.3	$3,936.7

Portfolio as of the End of the Period:
Number of portfolio company investments(5)	141	184
Weighted average yield of debt and income producing securities:
At fair value(6)	11.9%	12.9%
At amortized cost(7)	11.9%	13.1%
Weighted average yield of debt and income producing securities for investments acquired in the Allied Acquisition:
At fair value(6)	14.7%	13.7%
At amortized cost(7)	15.1%	14.4%
Investments at fair value by asset class:
First lien senior debt	38%	31%
Second lien senior debt	16%	6%
Subordinated certificates of the Senior Secured Loan Program(8)	17%	10%
Senior subordinated debt	11%	29%
Collateralized loan obligations	2%	6%
Preferred equity securities	5%	4%
Other equity securities	11%	13%
Commercial real estate	0%	1%
Total	100%	100%

OPERATING RESULTS

For the quarter ended September 30, 2011, Ares Capital reported GAAP net income of $40.6 million or $0.20 per share (basic and diluted). Basic and diluted Core EPS (excluding professional fees and other costs related to the Allied Acquisition)(3) for the quarter ended September 30, 2011 was $0.43 per share. Net investment income for the quarter ended September 30, 2011 was $98.3 million, or $0.48 per share (basic and diluted), which included a reduction in the GAAP capital gains incentive fee accrual of $(11.5) million, or $(0.06) per share, associated with the reduction in cumulative net realized and unrealized gains since June 30, 2011. Net realized and unrealized losses for the quarter ended September 30, 2011 were $57.7 million, or $0.28 per share (basic and diluted).

(4) Includes exits in Q3-11 and Q3-10 of $105.3 million and $99.1 million, respectively, of commitments acquired as part of the Allied Acquisition.

(5) Includes 54 and 95 portfolio companies for Q3-11 and Q3-10, respectively, purchased as part of the Allied Acquisition.

(6) Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount earned on accruing debt included in such securities, divided by (b) total debt and income producing securities at fair value included in such securities.

(7) Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount earned on accruing debt included in such securities, divided by (b) total debt and income producing securities at amortized cost included in such securities.

(8) The proceeds from these certificates were applied to co-investments with GE Global Sponsor Finance LLC and General Electric Capital Corporation (together, “GE”) to fund first lien senior secured loans through the Senior Secured Loan Program.

Net income can vary substantially from period to period due to various factors, including acquisitions, the recognition of realized gains and losses and unrealized appreciation and depreciation.  As a result, quarterly comparisons of net income may not be meaningful.

As of September 30, 2011, total assets were $5.0 billion, stockholders’ equity was $3.1 billion and net asset value per share was $15.13.

In the third quarter of 2011, Ares Capital made $1,429.8 million in new commitments, including commitments to five new portfolio companies, 11 existing portfolio companies and four additional companies (made through the Senior Secured Loan Fund LLC (the “Senior Secured Loan Program”)). For these new commitments, 19 were sponsored transactions. As of September 30, 2011, 82 separate private equity sponsors were represented in Ares Capital’s portfolio. Of the $1,429.8 million in new commitments made during the third quarter of 2011, approximately 65% were made in first lien senior secured debt, 21% in second lien senior secured debt, 10% in preferred equity securities, and 4% in subordinated certificates of the Senior Secured Loan Program (the proceeds of which were applied to co-investments with GE Global Sponsor Finance LLC and General Electric Capital Corporation (together, “GE”) to fund first lien senior secured loans through the Senior Secured Loan Program). Of these commitments, 96% were in floating rate debt securities of which 96% contained interest rate floors. We may seek to syndicate a portion of these new investment commitments to third parties, although there can be no assurance that we will be able to do so.

During the third quarter, significant new commitments included:

•                  $385 million in first lien senior revolving, delayed draw and term loans of an aerospace safety and security equipment manufacturer;

•                  $237 million in first lien senior revolving, delayed draw and term loans of an industrial container manufacturer, reconditioner and servicer;

•                  $201 million in first lien senior revolving, delayed draw and term loans and equity of an operator of law schools;

•                  $161 million in first lien senior revolving and term loans and equity of a developer, manufacturer and retailer of children’s educational products;

•                  $110 million in first lien senior delayed draw and term loans of a food and beverage management solutions provider;

•                  $90 million in first and second lien senior revolving, delayed draw and term loans of an airport food services operator; and

•                  $59 million in second lien senior term loan of a natural gas-fired power facility operator.

Of the $1,429.8 million in new commitments, $1,084.6 million were funded during the quarter ended September 30, 2011. Also in the third quarter of 2011, Ares Capital exited $971.8 million of investment commitments.

The fair value of Ares Capital’s portfolio investments at September 30, 2011 was approximately $4.8 billion, including $4.1 billion in debt and income producing securities. As of September 30, 2011, the weighted average yield of debt and income producing securities in the Company’s portfolio at fair value was 11.9%(6) (11.9% at amortized cost(7)) and 65% of the Company’s investments at fair value were in floating rate securities.

President Michael Arougheti commented, “We had a solid third quarter highlighted by growth in our core earnings per share, healthy net realized gains and stable credit quality.  We were very active during the quarter using our competitive advantages to make a number of attractive senior secured debt investments in high quality companies.  In addition, we raised our quarterly dividend from $0.35 per share to $0.36 per share.”

Mr. Arougheti continued, “Despite the disruption in the large, liquid capital markets during the third quarter, our core middle market was more stable which helped mitigate volatility in our portfolio.  Importantly, we believe that the outlook for the middle market is favorable as risk adjusted returns have improved compared to the first half of the year.”

PORTFOLIO QUALITY

Ares Capital Management LLC, our investment adviser, employs an investment rating system to categorize our investments. In addition to various risk management and monitoring tools, our investment adviser grades the credit risk of all investments on a scale of 1 to 4 no less frequently than quarterly. This system is intended primarily to reflect the underlying risk of a portfolio investment relative to our initial cost basis in respect of such portfolio investment (i.e., at the time of acquisition), although it may also take into account under certain circumstances the performance of the portfolio company’s business, the collateral coverage of the investment and other relevant factors. Under this system, investments with a grade of 4 involve the least amount of risk to our initial cost basis. The trends and risk factors for this investment since origination or acquisition are generally favorable, which may include the performance of the portfolio company or a potential exit. Investments graded 3 involve a level of risk to our initial cost basis that is similar to the risk to our initial cost basis at the time of origination or acquisition. This portfolio company is generally performing as expected and the risk factors to our ability to ultimately recoup the cost of our investment are neutral to favorable. All investments or acquired investments in new portfolio companies are initially assessed a grade of 3. Investments graded 2 indicate that the risk to our ability to recoup the cost of such investment has increased materially since origination or acquisition, including as a result of factors such as declining performance and non-compliance with debt covenants; however, payments are generally not more than 120 days past due. An investment grade of 1 indicates that the risk to our ability to recoup the cost of such investment has substantially increased since origination or acquisition, and the portfolio company likely has materially declining performance.

For debt investments with an investment grade of 1, most or all of the debt covenants are out of compliance and payments are substantially delinquent. For investments graded 1, it is not anticipated that we will be repaid in an amount equal to our full initial cost basis. For investments graded 1 or 2, our investment adviser enhances its level of scrutiny over the monitoring of such portfolio company.

As of September 30, 2011, the weighted average grade of the investments in our portfolio (excluding investments acquired in connection with the Allied Acquisition), the investments in our portfolio acquired in connection with the Allied Acquisition and the investments in our portfolio as a whole were 3.0, 2.8, and 3.0, respectively.

Loans on non-accrual status as of September 30, 2011 were as follows:

•                  1.4% of our investments (excluding investments acquired in connection with the Allied Acquisition) at amortized cost (0.4% at fair value);

•                  2.6% of our investments acquired in connection with the Allied Acquisition at amortized cost (1.2% at fair value); and

•                  4.0% of the investments in our portfolio as a whole at amortized cost (or 1.6% at fair value).

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2011, Ares Capital had $103.1 million in cash and cash equivalents and $1.8 billion in total indebtedness outstanding at carrying value ($1.9 billion at principal amount). Subject to leverage and borrowing base restrictions, Ares Capital had approximately $593.4 million available for additional borrowings under its existing debt facilities as of September 30, 2011.

THIRD QUARTER 2011 DIVIDEND

For the three months ended September 30, 2011, Ares Capital declared a dividend on August 4, 2011 of $0.35 per share for a total of approximately $71.8 million. The record date was September 15, 2011 and the dividend was paid on September 30, 2011.

RECENT DEVELOPMENTS

In October 2011, Ares Capital and Ares Capital CP Funding LLC, a wholly owned subsidiary of Ares Capital, amended its revolving funding facility to, among other things, increase the commitment size from $400 million to $500 million.

In October 2011, the total available capital for the Senior Secured Loan Program (“SSLP”) was increased from $5.1 billion to $7.7 billion.  In connection with this increase, GE and Ares Capital agreed to make available to the SSLP up to $6.2 billion and $1.5 billion, respectively.

As of November 4, 2011, since September 30, 2011 we had made new investment commitments of $537 million, of which $532 million were funded. Of these new commitments, 57% were in first lien senior secured debt, 29% were in investments in subordinated certificates of the SSLP, 12% were in second lien senior secured debt, and 2% were in equity securities. Of the $537 million of new investment commitments, 98% were floating rate, 1% were fixed rate, and 1% were non-interest bearing. The weighted average yield of debt and income producing securities funded during the period at amortized cost was 12.0%.  We may seek to syndicate a portion of these new investment commitments to third parties, although there can be no assurance that we will be able to do so.

As of November 4, 2011, since September 30, 2011 we had exited $183 million of investment commitments. Of these investment commitments, 80% were in first lien senior secured debt, 17% were in second lien senior secured debt, and 3% were in senior subordinated debt. Of the $183 million of exited investment commitments, 80% were floating rate investments, 3% were fixed rate investments, and 17% were on non-accrual status. The weighted average yield of debt and income producing securities exited or repaid during the period at amortized cost was 9.4%.  On the $183 million of investment commitments exited since September 30, 2011, we recognized total net realized losses of approximately $21 million.  Included within the $183 million of investment commitments exited since September 30, 2011 were $56 million of investment commitments acquired as part of the Allied Acquisition. We recognized net realized losses of approximately $21 million on the investments exited that were acquired as part of the Allied Acquisition.

In addition, as of November 4, 2011, we had an investment backlog and pipeline of $140 million and $340 million, respectively. We may syndicate a portion of these investments and commitments to third parties. The consummation of any of the investments in this backlog and pipeline depends upon, among other things: satisfactory completion of our due diligence investigation of the prospective portfolio company, our acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation. We cannot assure you that we will make any of these investments or that we will syndicate any portion of such investments and commitments.

WEBCAST / CONFERENCE CALL

Ares Capital will host a webcast/conference call on November 8, 2011, at 11:00 a.m. (ET) to discuss its financial results for the third quarter ended September 30, 2011. PLEASE VISIT OUR WEBCAST LINK LOCATED ON THE HOME PAGE OF THE INVESTOR RESOURCES SECTION OF OUR WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the home page of the Investor Resources section of our website at http://www.arescapitalcorp.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call by dialing (866) 843-0890. International callers can access the conference call by dialing +1 (412) 317-9250.  All callers will need to enter the Participant Elite Entry Number 6679618 followed by the # sign and reference “Ares Capital Corporation” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected.  For interested parties, an archived replay of the call will be available one hour after the end of the conference through November 23, 2011 to domestic callers by dialing (877) 344-7529 and to international callers by dialing +1 (412) 317-0088.  For all replays, please reference account number 10004438.  An archived replay will also be available on a webcast link located on the home page of the Investor Resources section of our website.

ABOUT ARES CAPITAL CORPORATION

Ares Capital is a closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder. With offices in Atlanta, Chicago, Los Angeles, New York and Washington, D.C., Ares Capital is a specialty finance company that provides integrated debt and equity financing solutions to U.S. middle-market companies. Ares Capital invests primarily in first- and second-lien loans and mezzanine debt, which in some cases includes an equity component. To a lesser extent, Ares Capital also makes equity investments. Ares Capital is externally managed by Ares Capital Management LLC, a wholly owned subsidiary of Ares Management LLC, a global alternative asset manager and a Securities and Exchange Commission registered investment adviser. As of September 30, 2011, Ares Management LLC had approximately $42 billion of committed capital under management.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and condition may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Ares Capital undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

AVAILABLE INFORMATION

Ares Capital’s filings with the Securities and Exchange Commission, press releases, earnings releases and other financial information are available on its website at www.arescapitalcorp.com. The information on Ares Capital’s website is not deemed incorporated by reference herein.

CONTACT

Carl Drake
Ares Capital Corporation
888-818-5298

ARES CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(in thousands, except per share data)

	As of
	September 30, 2011	December 31, 2010
	(unaudited)
ASSETS
Investments at fair value (amortized cost of $4,803,420 and $4,291,955, respectively)	$4,755,153	$4,317,990
Cash and cash equivalents	103,146	100,752
Receivable for open trades	22,560	8,876
Interest receivable	82,663	72,548
Other assets	81,984	62,380
Total assets	$5,045,506	$4,562,546
LIABILITIES
Debt	$1,800,212	$1,378,509
Management and incentive fees payable	83,843	52,397
Accounts payable and accrued expenses	37,201	34,742
Interest and facility fees payable	20,972	21,763
Payable for open trades	—	24,602
Total liabilities	1,942,228	1,512,013
STOCKHOLDERS’ EQUITY
Common stock, par value $.001 per share, 400,000 and 300,000 common shares authorized, respectively, 205,130 and 204,419 common shares issued and outstanding, respectively	205	204
Capital in excess of par value	3,271,595	3,205,326
Accumulated overdistributed net investment income	(36,245)	(11,336)
Accumulated net realized loss on investments, foreign currency transactions, extinguishment of debt and other assets	(84,010)	(169,696)
Net unrealized gain (loss) on investments	(48,267)	26,035
Total stockholders’ equity	3,103,278	3,050,533
Total liabilities and stockholders’ equity	$5,045,506	$4,562,546
NET ASSETS PER SHARE	$15.13	$14.92

ARES CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except per share data)

	For the three months ended		For the nine months ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INVESTMENT INCOME:
Interest from investments	$121,529	$107,834	$343,362	$273,432
Capital structuring service fees	28,050	20,611	59,162	30,404
Dividend income	11,342	3,923	26,810	7,828
Management fees	4,167	4,438	12,217	10,054
Interest from cash & cash equivalents	16	47	110	75
Other income	2,261	1,273	5,702	4,433
Total investment income	167,365	138,126	447,363	326,226
EXPENSES:
Interest and credit facility fees	30,971	22,755	89,739	54,453
Incentive management fees	10,159	17,805	82,846	40,922
Base management fees	18,317	15,436	52,461	35,574
Professional fees	3,683	3,233	10,929	9,191
Administrative fees	2,017	2,642	6,901	6,251
Professional fees and other costs related to the acquisition of Allied Capital Corporation	1,116	1,450	2,016	17,773
Other general and administrative	2,061	3,749	7,890	9,236
Total expenses	68,324	67,070	252,782	173,400
NET INVESTMENT INCOME BEFORE INCOME TAXES	99,041	71,056	194,581	152,826
Income tax expense (benefit), including excise tax	683	(164)	4,637	360
NET INVESTMENT INCOME	98,358	71,220	189,944	152,466
REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS AND FOREIGN CURRENCIES:
Net realized gains:
Investments	48,809	1,228	105,004	8,569
Foreign currency transactions	—	—	—	85
Net realized gains	48,809	1,228	105,004	8,654
Net unrealized gains (losses):
Investments	(106,528)	57,507	(74,302)	180,063
Foreign currency transactions	—	—	—	(152)
Net unrealized gains (losses)	(106,528)	57,507	(74,302)	179,911
Net realized and unrealized gains (losses) from investments and foreign currency transactions	(57,719)	58,735	30,702	188,565
GAIN ON THE ACQUISITION OF ALLIED CAPITAL CORPORATION	—	—	—	195,876
REALIZED LOSS ON EXTINGUISHMENT OF DEBT	—	(1,578)	(19,318)	(1,961)
NET INCREASE IN STOCKHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$40,639	$128,377	$201,328	$534,946
BASIC AND DILUTED EARNINGS PER COMMON SHARE	$0.20	$0.67	$0.98	$3.16
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING — BASIC AND DILUTED	205,130	192,167	204,770	169,500

SCHEDULE 1

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS

Reconciliations of basic and diluted Core EPS (excluding professional fees and other costs related to the acquisition of Allied Capital Corporation (the “Allied Acquisition”)) to basic and diluted GAAP EPS, the most directly comparable GAAP financial measure, for the three months ended September 30, 2011 and 2010 are provided below.

	For the three months ended September 30,
	2011 (unaudited)	2010 (unaudited)
Basic and diluted Core EPS (excluding professional fees and other costs related to the Allied Acquisition)(1)	$0.43	$0.38
Professional fees and other costs related to the Allied Acquisition	(0.01)	(0.01)
Net realized and unrealized gains (losses)	(0.28)	0.30
Incentive management fees attributable to net realized and unrealized gains and losses	0.06	—
Income tax expense related to realized gains	—	—
Basic and diluted GAAP EPS	$0.20	$0.67

(1) Basic and diluted Core EPS (excluding professional fees and other costs related to the Allied Acquisition) is a non-GAAP financial measure. Core EPS (excluding professional fees and other costs related to the Allied Acquisition) is the net per share increase (decrease) in stockholders’ equity resulting from operations less professional fees and other costs related to the Allied Acquisition, realized and unrealized gains and losses, any incentive management fees attributable to such realized and unrealized gains and losses and any income taxes related to such realized gains. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.